Exhibit 10.2
PROMISSORY NOTE

$ 28,000,000	Date: November 30, 2009

FOR VALUE RECEIVED, the undersigned, MINISTRY PARTNERS INVESTMENT COMPANY, LLC, a California Limited Liability Company (herein called the “Company”), hereby promises to pay to the order of WESTERN CORPORATE FEDERAL CREDIT UNION, a federal corporate credit union (the “Lender” or, together with its successors and assigns, the “Holder”) whose principal place of business is 924 Overland Court, San Dimas, California 91773-1750, or at such other place as the Holder may designate from time to time, the principal sum of Twenty Eight Million Dollars ($28,000,000) or so much thereof as may be outstanding from time to time pursuant to the Loan and Security Agreement described below, and to pay interest on said principal sum or such part thereof as shall remain unpaid from time to time, from the date of the Advance until repaid in full, and all other fees and charges due under the Agreement, at the rates and at the times set forth in the Agreement.

Interest shall accrue at the Fixed Rate of 3.95% per annum, shall be computed on the basis of a 365-day year and applied to the actual number of days elapsed in each interest calculation period and shall be payable monthly in arrears, on the last day of each month, commencing on December 31, 2009.

In addition to payments on account of interest, principal reduction payments of $116,667 shall be made on the last day of each month, commencing with the first such payment due on December 31, 2009, and with the outstanding principal amount of the Advance payable in full on the Maturity Date of March 30, 2012.

All payments hereunder shall be made in lawful money of the United States and in immediately available funds.

This Note is given to evidence an actual loan in the above amount and is the Note referred to in that certain Loan and Security Agreement (the “Agreement”) dated the date hereof between the Company and Lender, as the same may be amended or supplemented from time to time, and is entitled to the benefits thereof. Reference is hereby made to the Agreement (which is incorporated herein by reference as fully and with the same effect as if set forth herein at length) for a description of the Collateral, a statement of the covenants and agreements, a statement of the rights and remedies and securities afforded thereby and other matters contained therein. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Agreement.

Should this Note be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to principal and interest, fees and charges due under the Agreement, any and all costs of collecting this Note, including reasonable attorneys’ fees and expenses.

The Company hereby waives demand, notice, protest and presentment.

This Note shall be construed and enforced in accordance with the laws of the State of California, without reference to its principals of conflicts of law.

IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

MINISTRY PARTNERS INVESTMENT
COMPANY, LLC

By: /s/ Billy Dodson
Billy M. Dodson
Its: President